UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 3, 2005

ERP OPERATING LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Illinois (State or other jurisdiction of incorporation or organization	0-24920 (Commission File Number)	36-3894853 (I.R.S. Employer Identification Number)

EQUITY RESIDENTIAL

(Exact name of registrant as specified in its charter)

Maryland	1-12252	13-3675988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza Suite 400, Chicago, Illinois (Address of principal executive offices)		60606 (Zip Code)

Registrant’s telephone number, including area code (312) 474-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14-d(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                     Other Events

Equity Residential today announced that its operating partnership, ERP Operating Limited Partnership (collectively with Equity Residential, the “Company”) has closed on its previously announced acquisition of three high-rise apartment towers, currently known as Trump Place, located at 140, 160 and 180 Riverside Boulevard on the Upper West Side of Manhattan.  The purchase price, after closing adjustments, was approximately $809 million.

The properties were constructed between 1998 and 2003 and consist of 1,325 apartment units totaling approximately 1.06 million square feet, approximately 40,000 square feet of retail space and 424 parking spaces.

This transaction was part of a larger transaction in which The Carlyle Group and Extell Development Company simultaneously purchased a large tract of developable land directly to the south of Trump Place from a consortium of Hong Kong investors and Donald J. Trump.

The acquisition is being financed primarily through the proceeds of asset sales as well as the Company’s $1.6 billion credit facilities.

The forward-looking statements contained in this report are based on current expectations, estimates, projections and assumptions made by management.  While the Company’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is subject to uncertainties and may involve certain risks, many of which are difficult to predict and beyond management’s control.  As such, these statements are not guarantees of future performance, results or events.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERP OPERATING LIMITED PARTNERSHIP

	By:	Equity Residential, its general partner

Date: November 3, 2005	By:	/s/ Bruce W. Duncan
	Name:	Bruce W. Duncan
	Its:	Chief Executive Officer

EQUITY RESIDENTIAL

Date: November 3, 2005	By:	/s/ Bruce W. Duncan
	Name:	Bruce W. Duncan
	Its:	Chief Executive Officer